Exhibit 4.18

CANCELLATION OF DEBT IN EXCHANGE FOR STOCK AGREEMENT

BY AND BETWEEN

RB CAPITAL PARTNERS, INC.

AND

ILUSTRATO PICTURES INTERNATIONAL, INC.

This Cancellation of Debt in Exchange for Stock Agreement (the “Agreement”) is entered as of May 6, 2024 by and between RB Capital Partners, Inc. (hereinafter referred to as the “Holder”) and Ilustrato Pictures International, Inc., a Nevada corporation (hereinafter referred to as the “Company”).

WHEREAS, the Company is indebted to the Holder in the aggregate sum of $72,000.00 inclusive of accrued interest (the “Debt”);

WHEREAS, the Holder seeks repayment of the Debt and will cancel repayment of $72,000.00 of the Debt in exchange for shares of common stock of the Company, and the Company is willing to issue shares of common stock in exchange for cancellation of the Debt;

NOW, THEREFORE, in consideration of the mutual conditions and covenants contained in this Agreement, and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, it is hereby stipulated, consented to and agreed by and among the parties as follows:

1. Share Issuance. The Company hereby issues to the Holder 18,000,000 shares of the Company’s common stock at a price of $0.004 per share. Additional terms and conditions of the issuance of shares shall be as set forth in Exhibit “A” attached hereto and made a part hereof. In consideration of, and in exchange therefore, $72,000.00 of the Debt and all rights associated with the Debt, including any claim for interest, held by the Holder are hereby cancelled.

2. Commissions. No commission or other remuneration has been paid or given directly or indirectly by the Holder for this exchange and cancellation.

3. Entire Agreement. This Agreement and its Exhibit contain the entire agreement and understanding concerning the subject matter hereof between the parties and supersedes and replaces all prior negotiations, proposed agreement and agreements, written or oral.

4. Severability. Should any provision of this Agreement be declared or be determined by any court or tribunal to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be severed and deemed not to be part of this Agreement.

5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

6. Arbitration. All claims, controversies and disputes between Purchaser and the Company shall be settled by binding arbitration before the American Arbitration Association with the venue for any hearing in respect therewith to be San Diego, California.

7. Attorneys’ Fees. The prevailing party shall be entitled to recover from the other party its reasonable attorneys’ fees and costs.

8. Counterparts. This Agreement may be executed in counterparts, each of which, when all parties have executed at least one such counterpart, shall be deemed an original, with the same force and effect as if all signatures were appended to one instrument, but all of which together shall constitute one and the same Agreement.

“HOLDER”:	“COMPANY”:

RB CAPITAL PARTNERS, INC.	ILUSTRATO PICTURES INTERNATIONAL, INC.

By:	By:	/s/ Nicolas Link
Brett Rosen		Nicolas Link
Managing Partner		CEO & Director

EXHIBIT “A”

Subscription Agreement

A. Subscription. RB Capital Partners, Inc., the undersigned subscriber (“Purchaser”), intending to be legally bound, hereby irrevocably subscribes for and agrees to purchase the number of shares of common stock (“Shares”) of Ilustrato Pictures International, Inc., a Nevada corporation (the “Company”), with offices located at 26 Broadway; Suite 934; New York, NY 10004, indicated below, on the terms and conditions described herein.

B. Purchase of Shares. Purchaser understands and acknowledges that the purchase price for the Shares, which is the conversion price under a Promissory Note dated May 27, 2022, (the “Promissory Note”); issued to RB Capital Partners, Inc., a California Corporation, shall be $0.004 per share. Payment for the Shares subscribed shall be made by conversion of $72,000.00 of principal outstanding of such Promissory Note, as follows:

18,000,000	X	$0.004 per Share	=	$72,000.00 Purchase Price
(# of Shares Subscribed)		(Conversion Price)

C. Acceptance or Rejection. The parties agree and understand that this Subscription Agreement may not be revoked by either party once executed.

D. Closing; Closing Date. The closing (the “Closing”) of the purchase and sale of any of the Shares is the date of acceptance by the Company of Purchaser’s subscription, as evidenced by the Company’s execution of this Subscription Agreement below.

E. Purchaser Representations and Warranties. Purchaser hereby acknowledges, represents and warrants as follows:

(a) Purchaser is not an affiliate of the Company, does not directly or indirectly control the Company, nor is it directly or indirectly controlled by the Company.

(b) Purchaser has full power and authority to enter into this Agreement, the execution and delivery of this Agreement has been authorized, if applicable, and this Agreement constitutes a valid and legally binding obligation of Purchaser.

(c) Purchaser acknowledges his understanding that the offering and the sale of the Shares is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) of the Securities Act and the regulations promulgated thereunder.

(d) Purchaser understands that an investment in the Shares is a speculative investment which involves a high degree of risk and the potential loss of its entire investment.

(e) The foregoing representations, warranties and agreements shall survive the Closing.

F. Modification. Neither this Agreement nor any provision hereof shall be modified, discharged or terminated, except by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

G. Notices. Any notice, demand or other communication which any party hereto may be required, or may elect to give to anyone interested hereunder shall be sufficiently given if (a) deposited, postage prepaid, in a United States mail letter box, registered or certified mail, return receipt requested, addressed to such address as may be given herein, (b) delivered personally at such address (c) or deposited with a recognized overnight courier at such address.

H. Counterparts. This Agreement may be executed through the use of separate signature pages or in any number of counterparts and each of such counterparts shall, for all purposes, constitute one agreement binding on all parties.

I. Binding Effect. Except as otherwise provided herein, the Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, successors, legal representatives and assigns.

J. Entire Agreement. This Agreement and the documents referenced herein contain the entire agreement of the parties and there are no representations, covenants or other agreements except as stated or referred to herein and therein.

K. Assignability. This Agreement is not transferable or assignable by the undersigned.

L. Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without giving effect or regard to conflicts of law principles.

M. Arbitration. All claims, controversies and disputes between Purchaser and the Company shall be settled by binding arbitration before the American Arbitration Association with the venue for any hearing in respect therewith to be San Diego, California.

IN WITNESS WHEREOF, the undersigned has executed this Agreement on the 6th day of May, 2024.

RB CAPITAL PARTNERS, INC.

By:
Brett Rosen
Managing Partner

Address:	2856 Torrey Pines Road
La Jolla, CA 92037

ACCEPTED this 6th day of May, 2024.

Ilustrato Pictures International, Inc.

By:
Nicolas Link
CEO & Director